Exhibit 99.1

FOR IMMEDIATE RELEASE

Forrester Research Reports 2020 First-Quarter Financial Results

Cambridge, Mass., May 7, 2020 . . . Forrester Research, Inc. (Nasdaq: FORR) today announced its 2020 first-quarter financial results and updated its financial outlook for the full year 2020.

First-Quarter Financial Performance

Total revenues were $106.3 million for the first quarter of 2020, compared with $100.6 million for the first quarter of 2019. Research revenues increased 6%, and advisory services and events revenues increased 5%, compared with the first quarter of 2019. Pro forma revenues, which exclude the fair value adjustment to deferred revenue from the acquisition of SiriusDecisions, were $106.5 million for the first quarter of 2020, compared with $104.6 million for the first quarter of 2019.

“Forrester, like many businesses, experienced a slowdown in revenues in Q1,” said George F. Colony, Forester’s chairman and chief executive officer. “Despite growing year on year, we expect the near-term macroeconomic pressures of the global pandemic will reduce revenue and operating profit throughout 2020. As a result, we have implemented cost-reduction measures and adjusted our full-year guidance.”

“Looking ahead to 2021 and beyond, we believe Forrester is well positioned for long-term success,” continued Colony. “Given the unprecedented nature of the pandemic, clients are increasingly relying on Forrester’s fact-based research for guidance; interactions are at an all-time high. We have doubled down on our customer-obsessed research and are pioneering new products, including virtual events, to help our clients navigate uncertainty.”

On a GAAP basis, net loss was $0.5 million, or $0.03 per diluted share, for the first quarter of 2020, compared with a net loss of $13.3 million, or $0.73 per diluted share, for the same period in 2019.

On a pro forma basis, net income was $6.9 million, or $0.37 per diluted share, for the first quarter of 2020, which reflects a pro forma effective tax rate of 31%. Pro forma net income excludes stock-based compensation of $2.8 million, amortization of acquisition-related intangible assets of $4.7 million, acquisition-related deferred revenue fair value adjustment of $0.2 million, and acquisition and integration costs of $2.9 million. This compares with a pro forma net income of $1.6 million, or $0.08 per diluted share, for the same period in 2019, which reflects a pro forma tax rate of 31%. Pro forma net income for the first quarter of 2019 excludes stock-based compensation of $2.7 million, amortization of acquisition-related intangible assets of $6.2 million, acquisition-related deferred revenue fair value adjustment of $3.9 million, and acquisition and integration costs of $3.0 million.

“We ended Q1 with nearly $70 million in cash on the balance sheet after paying down the final $14 million on our line of credit during this quarter,” said Michael Doyle, Forrester’s chief financial officer. “Our strong balance sheet and business model that generates positive cash flow each year position us well to manage through the pandemic.”

Forrester is providing second-quarter 2020 financial guidance as follows:

Second-Quarter 2020 (GAAP):

•	Total revenues of approximately $103.0 million to $108.0 million.

•	Operating margin of approximately 1.0% to 3.0%.

•	Interest expense of approximately $1.3 million.

•	An effective tax rate of 10% to 15%.

•	Income (loss) per share of approximately $(0.01) to $0.07.

Second-Quarter 2020 (Pro Forma):

Pro forma financial guidance for the second quarter of 2020 excludes the reduction in revenue from the fair value adjustment of pre-acquisition deferred revenue of approximately $0.1 million, stock-based compensation expense of $2.2 million to $2.4 million, amortization of acquisition-related intangible assets of approximately $4.7 million, integration costs of $0.4 million to $0.6 million, and any investment gains or losses.

•	Pro forma operating margin of approximately 8.0% to 10.0%.

•	Pro forma effective tax rate of 31%.

•	Pro forma diluted earnings per share of approximately $0.26 to $0.34.

Our full-year 2020 guidance is as follows:

Full-Year 2020 (GAAP):

•	Total revenues of approximately $410.0 million to $430.0 million.

•	Operating margin of approximately (1.0) % to 1.0%.

•	Interest expense of approximately $5.6 million.

•	An effective tax rate of 10% to 15%.

•	Loss per share of approximately $(0.37) to $(0.07).

Full-Year 2020 (Pro Forma):

Pro forma financial guidance for full-year 2020 excludes the reduction in revenue from the fair value adjustment of pre-acquisition deferred revenue of approximately $0.4 million, stock-based compensation expense of $10.0 million to $11.0 million, amortization of acquisition-related intangible assets of approximately $18.8 million, integration costs of $3.5 million to $4.0 million, and any investment gains or losses.

•	Pro forma operating margin of approximately 7.0% to 9.0%.

•	Pro forma effective tax rate of 31%.

•	Pro forma diluted earnings per share of approximately $0.90 to $1.20.

About Forrester Research

Forrester is one of the most influential research and advisory firms in the world. We work with business and technology leaders to drive customer-obsessed vision, strategy, and execution that accelerate growth. Forrester’s unique insights are grounded in annual surveys of more than 690,000 consumers and business leaders worldwide, rigorous and objective methodologies, and the shared wisdom of our most innovative clients. Through proprietary research, data and analytics, custom consulting, exclusive peer groups, certifications, and events, we are revolutionizing how businesses grow in the age of the customer. Learn more at www.forrester.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, the anticipated impact of COVID-19 on Forrester’s operating results, Forrester’s financial guidance for the second quarter of and full-year 2020, and statements about Forrester’s future financial performance and financial condition. These statements are based on Forrester’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and results to differ include, among others, the impact of health epidemics, including COVID-19, on Forrester’s business; Forrester’s ability to retain and enrich memberships for its research products and services; technology spending; Forrester’s ability to respond to business and economic conditions and market trends; the risks and challenges inherent in international business activities; the exit of the United Kingdom from the European Union; Forrester’s ability to offer new products and services; Forrester’s dependence on key personnel; Forrester’s ability to attract and retain professional staff; Forrester’s ability to anticipate and respond to market trends; Forrester’s ability to successfully integrate businesses that it acquires; the impact of Forrester’s outstanding debt obligations; the possibility of network disruptions and security breaches; competition and industry consolidation; any failure to enforce and protect Forrester’s intellectual property rights; privacy laws; possible variations in Forrester’s quarterly operating results; taxation risks; concentration of ownership of Forrester; and any weakness in Forrester’s system of internal controls. Forrester undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to Forrester’s reports and filings with the Securities and Exchange Commission.

The consolidated statements of operations and the table of key financial data are attached.

Contact:

Michael Doyle

Chief Financial Officer

Forrester Research, Inc.

+1 617-613-6000

mdoyle@forrester.com

Shweta Agarwal

Public Relations

Forrester Research, Inc.

+1 617-613-6805

sagarwal@forrester.com

© 2020, Forrester Research, Inc. All rights reserved. Forrester is a trademark of Forrester Research, Inc.

Forrester Research, Inc.

Consolidated Statements of Operations

(Unaudited, In thousands, except per share data)

	Three Months Ended
	March 31,
	2020	2019
Revenues:
Research services	$72,796	$68,609
Advisory services and events	33,549	32,040

Total revenues	106,345	100,649
Operating expenses:
Cost of services and fulfillment	43,353	45,110
Selling and marketing	40,273	42,033
General and administrative	12,005	13,190
Depreciation	2,406	2,023
Amortization of intangible assets	4,712	6,210
Acquisition and integration costs	2,875	2,967

Total operating expenses	105,624	111,533

Income (loss) from operations	721	(10,884)
Interest expense	(1,538)	(2,352)
Other income (expense), net	310	(270)
Gains (losses) on investments	13	(36)

Loss before income taxes	(494)	(13,542)
Income tax expense (benefit)	19	(226)

Net loss	$(513)	$(13,316)

Basic loss per common share	$(0.03)	$(0.73)

Diluted loss per common share	$(0.03)	$(0.73)

Basic weighted average shares outstanding	18,705	18,363

Diluted weighted average shares outstanding	18,705	18,363

Pro forma data (1):
GAAP total revenues	$106,345	$100,649
Deferred revenue fair value adjustment	185	3,905

Pro forma revenues	$106,530	$104,554

Income (loss) from operations	$721	$(10,884)
Amortization of intangible assets	4,712	6,210
Deferred revenue fair value adjustment	185	3,905
Acquisition and integration costs	2,875	2,967
Stock-based compensation included in the following expense categories:
Cost of services and fulfillment	1,593	1,463
Selling and marketing	362	440
General and administrative	847	782

Pro forma income from operations	11,295	4,883
Interest expense	(1,538)	(2,352)
Other income (expense), net	310	(270)

Pro forma income before income taxes	10,067	2,261
Income tax expense (benefit) GAAP	19	(226)
Tax effects of pro forma items (2)	2,712	3,897
Adjustment to tax expense to reflect pro forma tax rate (3)	390	(2,970)

Pro forma net income	$6,946	$1,560

Pro forma diluted income per share	$0.37	$0.08

Pro forma diluted weighted average shares outstanding	18,826	18,651

(1)

Forrester believes that pro forma financial results provide investors with consistent and comparable information to aid in the understanding of Forrester’s ongoing business, and are also used by Forrester in making compensation decisions. Our pro forma presentation excludes amortization of acquisition-related intangible assets, acquisition-related deferred revenue fair value adjustments, stock-based compensation, acquisition and integration costs, net gains or losses from investments, as well as their related tax effects. We also utilized an assumed tax rate of 31% in both 2020 and 2019, which excludes items such as any release of reserves for uncertain tax positions established in prior years, the settlement of prior year tax audits, and the effect of any adjustments related to the filing of prior year tax returns. The pro forma data does not purport to be prepared in accordance with Accounting Principles Generally Accepted in the United States.

(2)	The tax effect of adjusting items is based on the accounting treatment and rate for the jurisdiction of each item.
(3)	To compute pro forma net income, we apply a pro forma effective tax rate of 31%.

Forrester Research, Inc.

Key Financial Data

(Unaudited, dollars in thousands)

	March 31, 2020	December 31, 2019
Balance sheet data:
Cash and cash equivalents	$69,815	$67,904
Accounts receivable, net	$59,505	$84,605
Deferred revenue	$195,399	$179,194
Debt outstanding	$116,406	$132,750

	March 31,
	2020	2019
Cash flow data:
Net cash provided by operating activities	$21,823	$25,988
Purchases of property and equipment	$(2,401)	$(2,772)
Cash paid for acquisitions	$—	$(238,943)
Repayments of debt	$(16,344)	$(21,563)

	As of March 31,
	2020	2019
Metrics:
Agreement value	$354,900	$345,300
Client retention	69%	72%
Dollar retention	89%	90%
Enrichment	102%	106%
Number of clients	2,805	2,850

	As of March 31,
	2020	2019
Headcount:
Total headcount	1,794	1,779
Products and advisory services staff	710	664
Sales force	684	694